Medley Capital Corporation Declares $0.25 Per Share Dividend

New York, NY – November 30, 2011

Fourth Quarter Fiscal Year 2011 Dividend Declared

Medley Capital Corporation (the "Company") (NYSE: MCC) today announced that on November 29, 2011 its Board of Directors declared a cash dividend for the quarter ended September 30, 2011 of $0.25 per share, an increase of $0.04 per share over the prior quarter dividend. The dividend is payable on December 30, 2011 to stockholders of record as of December 15, 2011. The dividend will be paid from earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

“We are pleased to announce the dividend of $0.25 per share for the quarter ended September 30th” said Mr. Brook Taube, CEO. “As we continue to make new investments and grow the portfolio, we remain focused on our goal of paying a consistent quarterly dividend to our stockholders” continued Mr. Taube.

Webcast/Conference Call

The Company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Thursday, December 15, 2011.

All interested parties may participate in the conference call by dialing (866) 825-3209 approximately 5-10 minutes prior to the call, international callers should dial (617) 213-8061. Participants should reference Medley Capital Corporation and the participant passcode of 42992954 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://www.medleycapitalcorp.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Company's website.

ABOUT MEDLEY CAPITAL CORPORATION

The Company is a newly-organized, externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company's investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain "forward-looking statements". Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

SOURCE: Medley Capital Corporation

Contact:
Richard T. Allorto
212.759.0777